Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-167241) pertaining to the 2010 Stock Incentive Plan of HealthStream, Inc.,

(2)	Registration Statement (Form S-8 No. 333-37440) pertaining to the 1994 Employee Stock Option Plan, 2000 Stock Incentive Plan and Employee Stock Purchase Plan of HealthStream, Inc., and

(3)	Registration Statement (Form S-3 No. 333-198059) of HealthStream, Inc.

of our reports dated February 27, 2015, with respect to the consolidated financial statements of HealthStream, Inc., and the effectiveness of internal control over financial reporting of HealthStream, Inc., included in this Annual Report (Form 10-K) of HealthStream, Inc. for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Nashville, Tennessee

February 27, 2015